As filed with the Securities and Exchange Commission on December 6, 2024

Registration No. 333-275012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Maverick Lifestyle Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	3999	88-1825059
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7427 NC Hwy 58 South
Stantonsburg, North Carolina 27883

(631) 964-1111

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Victor Krahn

Chief Executive Officer

7427 NC Hwy 58 South
Stantonsburg, North Carolina 27883

(631) 964-1111

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Cavas S. Pavri, Esq. Marc E. Rivera, Esq. ArentFox Schiff LLP 1717 K Street Washington, DC 20006 Telephone: (202) 724-6847 Fax: (202) 778-6460	Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 Telephone: (202) 869-0888

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 is being filed solely for the purpose of filing Exhibit 10.11 to this registration statement on Form S-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 4 does not contain a copy of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 3 to the Registration Statement filed on November 19, 2024, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of Maverick Lifestyle Inc. (the “Registrant”) which are registered under this Registration Statement on Form S-1 (this “Registration Statement”), other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

The following expenses will be borne solely by the Registrant:

Amount to be Paid
SEC Registration fee	$2,836
Financial Industry Regulatory Authority, Inc. filing fee	$3,278
Printing and engraving expenses	$5,000
Legal fees and expenses	$300,000
Accounting fees and expenses	$50,000
Transfer Agent’s fees	$5,000
Miscellaneous fees and expenses	$6,000
Total	$372,114

Item 14. Indemnification of Directors and Officers.

Section 78.138 of the NRS provides that a director or officer is not individually liable to the corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (1) the director’s or officer’s act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, shareholders of our Company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any shareholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

Our Bylaws provide, among other things, that a director, officer, employee or agent of the corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such claim, action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best of our interests, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe that such person’s conduct was unlawful. The Company also maintains an insurance policy to assist in funding indemnification of directors and officers for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this Registration Statement, the Registrant has not issued any securities that were not registered under the Securities Act:

In March 2022, we obtained all of the issued and outstanding equity MVRK Farms LLC (“MVRK Farms”) and MVRK Tobacco Manufacturing, LLC (“MVRK Tobacco”), in exchange for 2,954,808 shares of our common stock issued to the shareholders of MVRK Farms, which were Victor Krahn, our CEO and director, and Bryce Foreman, our Chief Technology Officer, and 2,718,600 shares of our common stock issued to the shareholders of MVRK Tobacco, which was Mr. Krahn. The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

From October to December 2022, we issued 1,959 shares of our Class A common stock at an offering price of $12.69 per share. The shares were issued pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, for Tier 2 offerings.

In March 2020, we entered into a loan with a former shareholder of the Company, in conjunction with an asset purchase agreement, for which we our jointly liable for the obligation. The loan was for the amount of $9,750,000 and accrues interest of 7% per annum for the first 18 months, and 9% per annum thereafter, compounding on a quarterly base. In January 2023, we repaid a portion of the note, such that the current principal amount of the loan is $8.05 million. In connection with this payment, we extended the maturity date of the loan to March 5, 2024 (which was subsequently extended to March 5, 2026), and provided a conversion option such that upon the completion of the Company’s current offering, the loan will become convertible at the option of the lender into shares of our Class A common stock at the public offering price in this offering. The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

On October 13, 2023 we entered into an agreement to acquire MVRK Holdings LLC, which owns our manufacturing facility from an affiliate of Victor Krahn, our CEO and director in exchange for the issuance of 560,000 shares of our Class A Common Stock valued at $2.8 million, or $5.00 per share. The securities will be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

On October 13, 2023, we agreed to convert $3.3 million in outstanding debt held by affiliates of Mr. Krahn into shares of our Class A Common Stock, based on a conversion price equal to the initial public offering price in this offering. The securities will be issued at the closing of our initial public offering in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

On November 21, 2023, we issued a former director of the company 32,500 shares of our Class A Common Stock for services rendered.

On January 31, 2024, we issued an aggregate of 415,000 shares of Class A Common Stock at a purchase price of $1.00 per share, for total gross proceeds of $415,000 in a private placement transaction. In connection with this private placement, the placement agent for the offering received (i) a cash commission equal to 9% of the gross proceeds, (ii) a 1% non-accountable expense allowance and (iii) five-year warrants for the purchase of a number of shares of Class A common stock equal to 7% of the number of shares issued in the private placement at an exercise price of $1.00 per share (subject to adjustments), which may be exercised on a cashless basis. Accordingly, we issued warrants for the purchase of 29,050 shares of Class A Common Stock to the placement agent at an initial exercise price of $1.00 per share. The securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. The shares were issued in August 2024.

On September 1, 2024, we agreed to issue an aggregate of 300,000 shares of Class A Common Stock to two consultants on the date of the closing of the initial public offering. The shares were issued in November 2024.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits: Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

(b) Consolidated Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the financial statements and the related notes.

Exhibit Number	Description
1.1**	Form of Underwriting Agreement
3.1 **	Articles of Incorporation of Maverick Lifestyle Inc., as amended and restated
3.2 **	Bylaws of Maverick Lifestyle Inc.
4.1 **	Form of Underwriter Warrant
4.2 **	Promissory Note, dated March 5, 2020, in the original principal amount of $9,750,000, made jointly and severally by Maverick Collective, Inc., MVRK Tobacco Manufacturing LLC, MVRK Tobacco Importers LLC, MVRK Research LLC, MVRK Farms LLC, Greener & Wilder LLC, MVRK Distribution LLC, MVRK Holdings LLC, MVRK Distro LLC, North Carolina Tobacco Manufacturing LLC, North Carolina Tobacco Importers, LLC, and 21st Century Brands Distributing LLC, to the order of BH Group, LLC
4.3 **	Amendment and Joinder to Loan Documents
4.4 **	Amendment to Secured Promissory Note dated January 31, 2023
4.5 **	Amendment to Loan Documents dated January 31, 2023
4.6 **	Amendment to Secured Promissory Note dated March 4, 2024
4.7 **	Amendment to Loan Documents dated March 4, 2024
5.1 **	Opinion of ArentFox Schiff LLP
10.1 **+	2023 Stock Plan of Maverick Lifestyle Inc.
10.2**	Manufacturing/Distribution Agreement, dated March 5, 2020, between MVRK Farms LLC and North Carolina Tobacco Manufacturing LLC.
10.3**	Equipment Right of Use Agreement, dated March 5, 2020, between MVRK Tobacco Manufacturing LLC and North Carolina Tobacco Manufacturing LLC
10.4 **	Amended and Restated Sublease Agreement, dated March 5, 2020, by and between North Carolina Tobacco Manufacturing, LLC, and MVRK Farms LLC, Greener & Wilder LLC, and MVRK Research LLC
10.5 **	Lease Termination Agreement between Maverick Lifestyle, Inc. and North Carolina Tobacco Manufacturing, LLC dated October 13, 2023
10.6**	Membership Agreement Purchase Agreement dated October 13, 2023 by and between Maverick Collective, Inc., Maverick Lifestyle Inc. and MVRK Holdings
10.7 **+	Employment Agreement between Maverick Lifestyle, Inc. and Victor Krahn effective January 1, 2024
10.8 **+	Employment Agreement between Maverick Lifestyle, Inc. and Cynthia Siers effective January 1, 2024
10.9 **	Amended and Restated Convertible Promissory Note in principal amount of $2,000,000 dated October 16, 2023
10.10 **	Amended and Restated Convertible Promissory Note in principal amount of $1,300,000 dated October 16, 2023
10.11+	Employment Letter between Maverick Lifestyle, Inc. and Bryce Foreman effective January 1, 2024
23.1**	Consent of RBSM LLP
23.2 **	Consent of ArentFox Schiff LLP (included in Exhibit 5.1)
24.1	Power of Attorney (previously included on signature page)
107**	Filing fee table

**	Previously filed
+	Management contract or compensatory plan or arrangement.

Item 17. Undertakings

The undersigned hereby undertakes:

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stantonsburg, North Carolina, on December 6, 2024.

MAVERICK LIFESTYLE INC. (Registrant)

By:	/s/ Victor Krahn
Victor Krahn Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Victor Krahn	Director and Chief Executive Officer	December 6, 2024
Victor Krahn	(Principal Executive Officer)

/s/ Cyndi Siers	Chief Financial Officer
Cyndi Siers	(Principal Financial and Accounting Officer)	December 6, 2024

*	Director
Tim Corkum		December 6, 2024

*	Director
Michael D. Lawyer		December 6, 2024

*	Director
Meris Kott		December 6, 2024

*By:	/s/ Victor Krahn
Attorney-in-fact